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                                                                     EXHIBIT 5.1



                                 August 14, 2002



1st Constitution Bancorp
2650 Route 130
Cranbury, New Jersey 08512

         RE:    1ST CONSTITUTION BANCORP

Dear Ladies and Gentlemen:

         We have acted as counsel to 1st Constitution Bancorp (the "Company") in connection with Registration Statement on Form S-8 (the "Registration Statement"), to be filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to shares of the common stock, no par value per share (the "Common Stock") of the Company that may be issued by the Company under the Amended and Restated Stock Option Plan for Key Employees (the "Key Employee Plan"), the 1996 Stock Option Plan (the "1996 Plan"), the Employee Stock Option and Restricted Stock Plan (the "Employee Plan") and the Directors Stock Option and Restricted Stock Plan (the "Directors Plan").

         Based upon our examination of such documents and proceedings as we have deemed necessary and pertinent, we are of the opinion that:

         1. The Company is a corporation organized and existing under the laws of the State of New Jersey;

         2. Each of the Key Employee Plan, the 1996 Plan and the Employee Plan has been duly authorized and approved by the Board of Directors and the stockholders of the Company and the Directors Plan has been duly authorized and approved by the Board of Directors;

         3. The shares of Common Stock reserved by the Board of Directors of the Company for issuance upon the exercise of stock options granted under the Key Employee Plan, the 1996 Plan, the Employee Plan and the Directors Plan have been duly authorized;

         4. When the shares of Common Stock are issued upon the due exercise of stock options granted in accordance with the Key Employee Plan, the 1996 Plan, the Employee Plan and the Directors Plan, such shares of Common Stock will be duly and validly issued and outstanding and will be fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,



                                                     GIBBONS, DEL DEO, DOLAN,
                                                     GRIFFINGER & VECCHIONE
                                                     A Professional Corporation